Exhibit 99.1

NANOPHASE ANNOUNCES THIRD QUARTER REVENUE

Nine Month 2007 Revenues Increase 41% Year-Over-Year

Romeoville, IL, October 18, 2007 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced the Company’s eleventh consecutive quarter of year-over-year revenue growth.

For the quarter ended September 30, 2007, revenue rose to $2.6 million compared to $2.4 million in third quarter 2006, a 5% revenue increase year-over-year. Gross margin on sales for the third quarter 2007 was 21%, decreasing on a year-over-year basis due to unfavorable product mix. Nanophase reported a third quarter 2007 net loss of $0.96 million, or $0.05 per share (fully diluted), compared with a net loss for the third quarter of 2006 of $0.92 million, or $0.05 per share (fully diluted).

For the first nine months of 2007, total revenues rose to $9.6 million compared to $6.8 million in the first nine months of 2006, an increase of $2.8 million, or 41% year-over-year. Gross margin for the first nine months of 2007 reached 29% of revenue versus 23% in the same period of 2006; in total dollars, gross margin increased 73% year-over-year. Nanophase reported a net loss for the nine months of 2007 of $2.4 million, or $0.12 per share (fully diluted), compared with a net loss for the same period of 2006 of $3.6 million, or $0.20 per share (fully diluted).

“Third quarter 2007 revenue was disappointing compared with our outlook entering the quarter due to an unexpected revenue reduction in architectural coatings,” stated Joseph Cross, Nanophase’s president and CEO. “Based on customer information, we believe that the architectural coatings order rate was markedly impacted by a reduction in new housing starts and reduced consumer spending in the do-it-yourself (DIY) market. Tracking available data, this view seems to coincide with recent public information from home builders, DIY retailers and some architectural coatings companies. Given the uncertainty in demand level for the DIY architectural products over the near term, we have taken a conservative approach and corresponding actions to reduce our operating costs accordingly.”

Cross noted that the Company’s continuous operational improvement efforts advanced during the third quarter. Nanophase successfully completed a third party audit and was recertified to ISO14001, the international environmental standard, and passed a new milestone in employee safety with over 800,000 hours worked without a lost time accident. “Over the last several years, we have continuously worked to improve reactor output in our PVS process and this last quarter hit yet another new achievement level. Since approximately 1999, we have increased PVS reactor output an aggregate of ~1900% while improving product consistency and quality under the Company’s Lean Six Sigma process.”

“Despite the near-term slowdown in current architectural coating products, we are optimistic about growth in our present markets and those where we have initiated penetration. Sunscreen and daily care continue to grow in 2007 over 2006 levels. The new focus on full spectrum UVA products, such as in the proposed FDA monograph and similar legislation in the EU, offer improved potential for adoption going forward. We are working on an increasing number of new opportunities in industrial and architectural coatings markets and remain positive for material long-term growth. We have also achieved substantial progress in manufacturing nanomaterials for CMP and other polishing markets this past quarter and believe that these improvements are encouraging indicators of future opportunity.”

Nanophase has scheduled its quarterly conference call for October 18 at 4:00 PM CDT, 5:00 PM EDT, which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through October 25, 2007 by dialing 706-645-9291 and entering code 20976692, or by logging onto the Company’s website and following the above directions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

Based on the financial data accompanying this release, results are stated in approximate terms with earning per share fully diluted. This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10Q filed August 8, 2007 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$563,582	$132,387
Investments	16,513,125	8,434,793
Trade accounts receivable, less allowance for doubtful accounts of $13,000 and $22,000 on September 30, 2007 and December 31, 2006, respectively	1,481,018	1,459,391
Inventories, net	1,660,335	923,223
Prepaid expenses and other current assets	442,722	534,407

Total current assets	20,660,782	11,484,201
Equipment and leasehold improvements, net	7,601,479	7,608,326
Other assets, net	777,763	651,218

	$29,040,024	$19,743,745

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of deferred other revenue	127,273	127,273
Current portion of capital lease obligations	42,150	32,972
Accounts payable	659,172	478,694
Accrued expenses	1,551,834	1,643,585

Total current liabilities	2,380,429	2,282,524

Long-term debt, less current maturities and unamortized debt discount	1,478,956	1,383,707
Long-term portion of capital lease obligations	42,575	50,552
Deferred other revenue, less current portion	106,061	201,515

	1,627,592	1,635,774

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 21,063,500 and 18,995,581 shares issued and outstanding on September 30, 2007 and
December 31, 2006, respectively	210,635	189,956
Additional paid-in capital	89,995,439	78,380,962
Accumulated deficit	(65,174,071)	(62,745,471)

Total stockholders’ equity	25,032,003	15,825,447

	$29,040,024	$19,743,745

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue:
Product revenue, net	$2,442,890	$2,329,738	$9,252,306	$6,546,100
Other revenue	111,233	96,052	333,762	276,161

Total revenue	2,554,123	2,425,790	9,586,068	6,822,261

Operating expense:
Cost of revenue	2,012,938	1,705,725	6,817,462	5,220,154

Gross Profit	541,185	720,065	2,768,606	1,602,107

Research and development expense	405,650	550,208	1,379,819	1,584,487
Selling, general and administrative expense	1,296,510	1,143,530	4,067,727	3,772,388

Loss from operations	(1,160,975)	(973,673)	(2,678,940)	(3,754,768)
Interest income	232,605	90,563	421,434	248,045
Interest expense	(34,968)	(32,275)	(102,188)	(93,889)
Other, net	191	(328)	(68,906)	2,655

Loss before provision for income taxes	(963,147)	(915,713)	(2,428,600)	(3,597,957)
Provision for income taxes	—	—	—	—

Net loss	$(963,147)	$(915,713)	$(2,428,600)	$(3,597,957)

Net loss per share- basic and diluted	$(0.05)	$(0.05)	$(0.12)	$(0.20)

Weighted average number of common shares outstanding	20,962,150	18,380,334	19,686,578	18,128,994

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS - EXPANDED SCHEDULE

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue:
Product revenue, net	$2,442,890	$2,329,738	$9,252,306	$6,546,100
Other revenue	111,233	96,052	333,762	276,161

Total revenue	2,554,123	2,425,790	9,586,068	6,822,261

Operating expense:
Cost of revenue detail:
Depreciation	281,518	227,391	839,650	690,825
Non-Cash equity compensation	4,013	5,471	31,902	20,737
Other costs of revenue	1,727,407	1,472,863	5,945,910	4,508,592

Cost of revenue	2,012,938	1,705,725	6,817,462	5,220,154

Gross profit	541,185	720,065	2,768,606	1,602,107

Research and development expense detail:
Depreciation	60,016	62,258	173,990	184,719
Non-Cash equity compensation	5,316	21,502	67,282	87,521
Other research and development expense	340,318	466,448	1,138,547	1,312,247

Research and development expense	405,650	550,208	1,379,819	1,584,487

Selling, general and administrative expense detail:
Depreciation and amortization	21,145	18,467	59,971	45,822
Non-Cash equity compensation	94,104	92,282	320,027	336,643
Other selling, general and administrative expense	1,181,261	1,032,781	3,687,729	3,389,923

Selling, general and administrative expense	1,296,510	1,143,530	4,067,727	3,772,388

Loss from operations	(1,160,975)	(973,673)	(2,678,940)	(3,754,768)
Interest income	232,605	90,563	421,434	248,045
Interest expense	(34,968)	(32,275)	(102,188)	(93,889)
Other, net	191	(328)	(68,906)	2,655

Loss before provision for income taxes	(963,147)	(915,713)	(2,428,600)	(3,597,957)
Provision for income taxes	—	—	—	—

Net loss	$(963,147)	$(915,713)	$(2,428,600)	$(3,597,957)